VERANO HOLDINGS CORP.

CODE OF BUSINESS CONDUCT AND ETHICS
Adopted Effective as of March 28, 2023
This Code of Business Conduct and Ethics (this “Code”) describes the basic principles of conduct that we share as officers and employees of Verano Holdings Corp. and its predecessors, successors, assigns, parents, affiliates, subsidiaries, and related companies (collectively, the “Company”). This Code also applies to the members of our Board of Directors (the “Board”) and should be provided to and followed by our agents and representatives, including our consultants and contractors. You are expected to comply with the policies set forth in this Code. Violation of this Code may result in disciplinary action, varying from discipline to dismissal.
This Code is intended to provide a broad overview of basic ethical principles that guide our conduct. In some circumstances, we maintain more specific policies on the topics referred to in this Code. Should you have any questions regarding these policies, please contact your supervisor, our Chief People Office, or our Chief Legal Officer.
Compliance with Laws, Rules and Regulations
We comply with all applicable laws, rules and regulation. If a law, rule or regulation is unclear, or may conflict with a provision of this Code or other Company policies, you should seek advice from your People Operations Partner, Chief People Officer, or our Chief Legal Officer, but always seek to act in accordance with the ethical standards described in this Code.
Notwithstanding the foregoing, although Canadian cannabis laws and U.S. state cannabis laws have legalized the cultivation, distribution, sale, transfer and possession of cannabis and related products, the nature and scope of U.S. federal laws may result in circumstances where activities conducted by the Company permitted under Canadian cannabis laws and U.S. state cannabis laws may contravene U.S. federal laws and the Company’s engagement in cannabis business activities may contravene U.S. federal laws.
Conflicts of Interest
It is our policy that we conduct our business affairs in the best interest of the Company and should therefore avoid situations where our private interests interfere in any way with the Company’s interests. We need to be especially sensitive to situations that have even the appearance of impropriety and promptly report them to a People Operations Partner, supervisor, or if appropriate, a more senior manager or our Chief Legal Officer. If you believe that a transaction, relationship or other circumstance creates or may create a conflict of interest, you should promptly report this concern.
Record-Keeping
We require honest and accurate recording and reporting of information to make responsible business decisions. We document and record our business expenses accurately. Questionable expenses should be discussed with the appropriate personnel in our accounting department.
All of our books, records, accounts and financial statements are maintained in reasonable detail, appropriately reflect our transactions and conform both to applicable legal requirements and to our system of internal controls.
We avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies in our business records and communications. We maintain our records according to our record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult our Chief Legal Officer.
Public Reporting
As a public reporting company in both the U.S. and Canada, we file reports and other documents with the U.S. Securities and Exchange Commission (the “SEC”) and with the Canadian Securities Administrators (the “CSA”). As well, we issue press releases and make other public statements that include financial and other information about our business, recent developments, financial condition and results of operations. We endeavor to make full, fair, accurate, timely and understandable disclosure in reports and documents we file with, or submit to, the SEC and the CSA and in our press releases and public communications.
We require cooperation and open communication with our internal and outside auditors. It is illegal to take any action to fraudulently influence, coerce, manipulate or mislead any internal or external auditor engaged in the performance of an audit of our financial statements.
The laws and regulations applicable to filings made with the SEC or the CSA, including those applicable to accounting matters, are complex. While the ultimate responsibility for the information included in these reports rests with senior management, numerous other employees participate in the preparation of these reports or provide information included in these reports. We maintain disclosure controls and procedures to ensure that the information included in the reports that we file or submit to the SEC and the CSA is collected and communicated to senior management to permit timely disclosure of the required information.
If you are requested to provide, review, or certify information in connection with our disclosure controls and procedures, you must provide the requested information or otherwise respond in a full, accurate and timely manner. Moreover, even in the absence of a specific request, you should report to your supervisor any significant information that you believe should be considered for disclosure in our reports to the SEC or the CSA.
If you have questions or are uncertain as to how our disclosure controls and procedures may apply in a specific circumstance, promptly contact your supervisor or a more senior manager. We want you to ask questions and seek advice. Additional information regarding how to report your questions or concerns (including on a confidential, anonymous basis) is included below in this Code under the heading “Reporting Illegal or Unethical Behavior.”
Insider Trading
We do not trade in Company stock on the basis of material, non-public information concerning the Company, nor do we “tip” others who may trade in the Company’s securities. Insider trading is both unethical and illegal and will be dealt with decisively. For more information on our insider trading policy, see the “Verano Holdings Corp. Insider Trading and Confidentiality Policy.”
Corporate Opportunities
We do not personally take opportunities that are discovered through the use of Company property, information or position without the prior consent of our Board. Our directors, officers and employees are also prohibited from competing with the Company.
Competition and Fair Dealing
We compete fairly and honestly. We do not engage in unethical or illegal business practices such as stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent or inducing disclosure of this type of information by past or present employees of other companies.
Business Entertainment and Gifts
We recognize that business entertainment and gifts are meant to create goodwill and sound working relationships, not to gain unfair advantage with customers or suppliers. Neither we nor our family members offer, give or accept any gift or entertainment unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Any questionable gift or invitation should be discussed with a supervisor, People Operations Partner, or, if appropriate, our Chief Legal Officer.
Discrimination and Harassment
The diversity of our employees is a tremendous asset. We provide equal opportunity in all aspects of employment and will not tolerate discrimination or harassment of any kind. Derogatory comments based on racial or ethnic characteristics, unwelcome sexual advances and similar behavior are prohibited. We expect conduct violations of this Policy witnessed by you to be reported as provided below in this Code under “Reporting Illegal or Unethical Behavior.”
Health and Safety
We are committed to providing a safe and healthy work environment. We ensure a safe and healthy work environment by following safety and health rules and practices and promptly reporting accidents, injuries and unsafe equipment, practices or conditions to a People Operations Partner, supervisor or more senior manager.
We do not permit violence or threatening behavior in our workplaces. We report to work in condition to perform our duties at our best, free from the influence of illegal drugs or alcohol. We do not tolerate the use of illegal drugs in the workplace and you are not allowed to possess firearms or other dangerous weapons or devices at work.
Confidentiality
We protect “Confidential Information”, which means all confidential and/or proprietary information and trade secrets of the Company, whether oral, written or recorded electronically or otherwise, regarding the Company or the Company’s business, including but not limited to information regarding the Company's intellectual property and technology (whether owned or licensed), patents and patent applications, trademarks and trademark applications, research and development, recipes, ingredients, new product launches, designs, inventions, contracts, strategic and business plans, major management changes, mergers and acquisitions, investor agreements, technical specifications, product sources, pricing, proposals, financial data, employee data, customer data, product costs, marketing campaigns, systems, manufacturing, production, operations, system configurations, tools, equipment, software, hardware, partnerships, engineering data and specifications, technical knowledge, know- how, techniques, manuals, products, processes, sales and marketing data, prices, earnings, debts, business plans, financial information and forecasts, prospects, business arrangements, customer lists, lists of suppliers, vendors and resources, operating policies and procedures, methods of operation and business strategies, whether or not such information is deemed “trade secrets” under applicable law, as well as any non-public information that might be of use to competitors or harmful to us or our customers if disclosed. It also includes information that suppliers and customers have entrusted to us on a confidential basis. Our personal obligation not to disclose Confidential Information continues even after employment ends.

Protection and Proper Use of Company Assets
Theft, carelessness, and waste of Company assets have a direct impact on our profitability and should be avoided. Any suspected incident of fraud or theft should be immediately reported to a supervisor or, if appropriate, a more senior manager for investigation. We carefully safeguard our confidential information. Unauthorized use or distribution of Confidential Information is prohibited and could also be illegal, resulting in civil or even criminal penalties.
Payments to Government Personnel
In compliance with the United States Foreign Corrupt Practices Act, we do not give anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates to obtain or retain business. We do not promise, offer, or deliver to any foreign or domestic government employee or official or any third party any gift, favor or other gratuity that would be illegal. Our Chief Legal Officer can provide guidance in this area.
The laws or customs of Canada or other countries in which we may operate may be less clear. It is our policy to comply with those laws or customs; however, if a local law or custom seems to contradict the principles described in this Code, contact a supervisor or our Chief Legal Officer for guidance.
Waivers
Only our Board or a committee of our Board may waive a provision of this Code for our executive officers or directors, and any waiver will be promptly disclosed if and as required by law or applicable rule. Waivers of this Code for any other employee may be made only by our Chief Legal Officer, and then only under special circumstances.
Reporting Illegal or Unethical Behavior
To encourage reports of illegal or unethical behavior (including violations of this Code), we keep all reports confidential and do not allow retaliation for good faith reports of possible misconduct by others. It is also our duty to cooperate in internal investigations of alleged misconduct.
We must all work to ensure prompt and consistent action against unethical or illegal behavior. Oftentimes a violation of this Code will be easy to recognize and should be promptly reported to a People Operations Partner, supervisor or, if appropriate, a more senior manager. However, in some situations it is difficult to know right from wrong. Since none of us can anticipate every situation that will arise, it is important that we have a way to approach a new or sensitive question or concern.
Here are some questions that can be asked:
1.What do I need to know? To reach the right solutions, we must be as fully informed as possible.
2.What specifically am I being asked to do? Does it seem unethical or improper? This will focus the inquiry on the specific action in question and the available alternatives. Use judgment and common sense. If something seems unethical or improper, it probably is.
3.What is my responsibility? In most situations, there is shared responsibility. Should colleagues be informed? It may help to get others involved and discuss the issue.

4.Have I discussed the issue with a People Operations Partner or supervisor? This is the basic guidance for all situations. In many cases, a People Operations Partner or supervisor will be more knowledgeable about the question and will appreciate being brought into the decision-making process. Remember that it is the People Operations Partner’s or supervisor’s responsibility to help solve problems.
5.Should I seek help from Company management? In the case in which it may not be appropriate to discuss an issue with a supervisor, or where you would not be comfortable approaching a supervisor with your question, discuss it with your People Operations Partner, our Chief People Officer, or our Chief Legal Officer. If for some reason you do not believe that your concerns have been appropriately addressed, you should seek advice from your People Operations Partner, our Chief People Officer, or our Chief Legal Officer. Alternatively, we have established procedures to permit confidential, anonymous submissions of concerns regarding alleged violations of this Code, including concerns with respect to questionable accounting or auditing matters. Confidential anonymous submissions should be mailed directly to the attention of our Chief Legal Officer at the principal executive offices of the Company in Chicago as indicated on its website.

Annual Certification Regarding Compliance
    All directors and officers of the Company are required to provide annual certification of compliance with this Code.
Enforcement and Accountability
The Board or a committee of our Board is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. The Board or a committee of our Board will determine, or designate appropriate persons to determine, actions that it considers appropriate to investigate any alleged violations of this Code reported to it and to enforce this Code with respect to any violations. Such actions must be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code and must include notice to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or reassignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board or committee of our Board or such designee will take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.
Other
For purposes of this Code, the terms “officers,” “employees,” “supervisor” “general counsel,” “senior manager,” “personnel in our accounting department,” “internal auditor,” “senior management,” “executive officers” and “management” include, and this Code applies to, individuals that are employed by a subsidiary or affiliate of the Company.

Conclusion
The Company’s good name and reputation depend, to a very large extent, upon you taking personal responsibility for maintaining and adhering to the policies and guidelines set forth in this Code. Your business conduct on behalf of the Company must be guided by the policies and guidelines set forth in this Code.